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                                                                   EXHIBIT 10.7

                                   AGREEMENT

The following are the terms and conditions for Southeast Financial Holdings, Inc., hereafter referred to as SFH, Inc., providing consulting services to the management and directors of Tidelands Bancshares, Inc.

I.       SERVICES AND DUTIES

         (A)      Timetables

                  SFH, Inc. will advise the management and Board of Directors of Tidelands Bancshares, Inc. on the establishment of a comprehensive plan for the development and execution of the company's stock offering. SFH, Inc. will assist the bank's management in establishing a computer database that will enable the bank's management and directors to gauge the progress of the capital raising campaign on a daily basis.

         (B)      Coordination of Media Campaign

                  Public Relations (Free Advertising)

                  SFH, Inc. will prepare written news releases regarding the bank, as well as the officers and directors. These releases, which are subject to approval, are intended to enhance the interest in the bank.

                  Media Announcements (Paid Advertising)

                  SFH, Inc. will prepare all layout and design work for the bank's "tombstone" Announcements with coupons, and will advise on placement and related marketing factors, such as location in newspaper, style of announcement, and announcement identification techniques.

         (C)      Marketing Overview

                  SFH, Inc. will advise management (Monday through Friday, weekends if necessary) how best to coordinate all aspects of the company's marketing campaign, including advice as to proven marketing techniques which have been successful in other de novo bank stock offerings. SFH, Inc. will make sure the bank's management and directors are committed to the marketing campaign, as this is an essential point to a timely completion of the stock sale. Recommendations will be made on how to allocate each director's fund raising responsibilities. Advice will be offered to all officers and directors as to proven marketing techniques that will enable them to maximize their efforts. Included will be suggested form letters and notices. Investor meetings, including open houses, breakfast meetings, luncheon meetings, and cocktail receptions are the best settings for introducing the bank to potential investors.

         (D)      IRA KEOGH, Pension and Profit Sharing Suitability


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                  SFH, Inc. will work with the officers and management of the bank in processing all retirement account purchases shares through the various types of retirement accounts that potential investors may have already established. If potential investors wish to use retirement funds to invest in the bank's stock, but do not have a retirement account established or have a custodian that will not process this type of transaction, then SFH, Inc. will seek out those retirement custodians who will allow such a transaction. SFH, Inc. will oversee all retirement account transactions to ensure they are properly initiated and completed.

         (E)      Privacy Policy

                  SFH, Inc. will not remove from Tidelands Bancshares, Inc. any list that has been compiled by Tidelands Bancshares, Inc. All computer discs or hard-copy lists of prospects and shareholders are the sole property of Tidelands Bancshares, Inc. and will not be removed from the premises by SFH, Inc. or any of the staff of SFH, Inc.

II.      FEE ARRANGEMENT

         (A) SFH, Inc. will be paid the sum of $7,500.00 upon the acceptance of this Agreement, thereafter SFH, Inc. will
                  receive the sum of $20,000.00 per month (paid upon the      of
                  each month) unless terminated by Tidelands Bancshares, Inc. for the term of this Agreement or until the Agreement is terminated as provided herein. The monthly fee will be prorated for any partial month.

         (B) Should Tidelands Bancshares, Inc. receive commitments for the minimum capitalization within 60 days, SFH, Inc will receive a $30,000 bonus, payable after Tidelands Bancshares, Inc. breaks escrow. These commitments must be funded within 45 days of reaching the minimum capitalization.

         (C) Tidelands Bancshares, Inc. agrees to reimburse reasonable expenses in connection with this assignment. These expenses will be presented to the bank on a monthly basis. Attachment A, a part of this Agreement, defines the reimbursement policy to be followed. Total expenses will not exceed $5,000 per month.

III.     TERM OF AGREEMENT

                  This Agreement shall begin     , and shall end      . This
                  contract may be extended at the Bank's discretion.

The undersigned agree to the terms and conditions as outlined in this Agreement.


                                       /s/ Lee Bradley
                                       -----------------------------------------
                                       Lee Bradley, President
                                       Southeast Financial Holdings, Inc.


                                       /s/ Jerry Vereen
                                       -----------------------------------------
                                       Jerry Vereen, President, CEO
                                       Tidelands Bancshares, Inc.


                                       Dated: July 9, 2002
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                                  ATTACHMENT A

MEALS

Up to $35 a day per person with receipts attached to expense reports.

MILEAGE/AIRFARE

$.32 per mile on direct business related travel with personal cars. All mileage is to be logged on a daily basis on expense reports. Local travel to and from the Company's office is not reimbursable. When traveling by air, the lowest cost available will be used.

LODGING

The lowest cost alternative to the Company will be used commensurate with safety and cleanliness for our staff.